EVERGREEN SELECT MONEY MARKET TRUST
                               200 Berkeley Street
                           Boston, Massachusetts 02116


                                November 15, 2000


Evergreen Service Company
200 Berkeley Street
Boston, Massachusetts 02116

To Whom It May Concern:

Pursuant to Paragraph 1 of the Master Transfer and Recordkeeping Agreement dated September 18, 1997 between Evergreen Service Company and various Funds (the "Agreement"), as defined in the Agreement, this is to notify Evergreen Service Company that Evergreen Cash Management Money Market Fund, Evergreen Cash Management Municipal Money Market Fund and Evergreen Cash Management U.S Government Money Market Fund, a series of Evergreen Select Money Market Trust, hereby elects to become a Fund party to such Agreement.

                                        EVERGREEN SELECT MONEY MARKET TRUST
                                        on behalf of:
                                        Evergreen Cash Management Money Market
                                           Fund
                                        Evergreen Cash Management Municipal
                                           Money Market Fund
                                        Evergreen Cash Management U.S Government
                                           Money Market Fund


                                        By: /s/ Elizabeth A. Smith
                                                Elizabeth A. Smith
                                                Assistant Secretary

Accepted and Agreed:

EVERGREEN SERVICE COMPANY



By: /s/ Ann Marie Becker
        Ann Marie Becker
        Managing Director

Dated as of November 15, 2000